Exhibit 10.1

DESCRIPTION OF COMPENSATION PROGRAM FOR

NAMED EXECUTIVE OFFICERS FOR

FISCAL YEAR ENDING MARCH 31, 2008

On May 31, 2007, a committee comprised of all of the independent directors of Quality Systems, Inc. (the “Company”), approved a compensation program for the Company’s key personnel, including its named executive officers, for the fiscal year ending March 31, 2008. The compensation program includes cash salary levels and both non-equity and equity incentive compensation components as described below.

Future cash salary levels for the Company’s named executive officers were set as follows:

•	Lou Silverman – $440,000 (to increase from $400,000), effective November 1, 2007;
•	Pat Cline - $495,000 (to increase from $450,000), effective November 1, 2007;
•	Greg Flynn - $250,000 (to increase from $230,000), effective November 1, 2007; and
•	Paul Holt - $250,000 (to increase from $230,000), effective July 23, 2007.

The non-equity incentive compensation component for named executive officers provides as follows:

(i)

for Lou Silverman, the Company’s President and Chief Executive Officer, cash compensation of up to $475,000 may be earned based on meeting certain target increases in earnings per share (“EPS”) performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Board of Directors; of the total $475,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the operational requirements criteria.

(ii)

for Pat Cline, the President of the Company’s NextGen Healthcare Information Systems Division, cash compensation of up to $550,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Board of Directors; of the total $550,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the operational requirements criteria.

(iii)

for Greg Flynn, the Executive Vice President/General Manager of the Company’s QSI Division, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by the Compensation Committee of the Board of Directors and the Board of Directors; and

(iv)

for Paul Holt, the Company’s Chief Financial Officer and Secretary, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative goals as approved by the Compensation Committee and the Board of Directors.

The equity incentive component of the compensation program provides that the named executive officers are eligible to receive an aggregate of up to 160,000 options to purchase the Company’s common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as follows: Louis Silverman - 40,000 options; Patrick Cline - 100,000 options; Greg Flynn - 10,000 options; and Paul Holt - 10,000 options. Of the total 160,000 potential options, 50% are allocated to the EPS performance criteria and 50% are allocated to the revenue growth criteria. If earned, the options would be issued pursuant to one of the Company’s shareholder-approved option plans, have an exercise price equal to the closing price of the Company’s shares on the Nasdaq Global Select Market (or such other market upon which such shares then trade) as of the date of grant, a term of five years, vest in four equal, annual installments commencing one year following the date of grant and be granted pursuant to the Company’s standard stock option agreement.